Exhibit 2



                AGREEMENT AND PLAN OF MERGER


                           Among


                   PACIFIC TELESIS GROUP


                  SBC COMMUNICATIONS INC.


                            and


                SBC COMMUNICATIONS (NV) INC.



                 Dated as of April 1, 1996

                AGREEMENT AND PLAN OF MERGER


          AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of April 1, 1996, among Pacific Telesis Group, a Nevada corporation (the "Company"), SBC Communications Inc., a Delaware corporation ("SBC"), and SBC Communications (NV) Inc., a Nevada corporation and a wholly-owned subsidiary of SBC ("Merger Sub," the Company and Merger Sub sometimes being hereinafter collectively referred to as the "Constituent Corporations.")


                          RECITALS

          WHEREAS, the respective boards of directors of each of SBC, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the "Merger") and approved and adopted the Merger upon the terms and subject to the conditions set forth in this Agreement;

          WHEREAS, it is intended that, for federal income tax purposes, the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal
Revenue Code of 1986, as amended, and the rules and regula tions promulgated thereunder (the "Code");

          WHEREAS, for financial accounting purposes, it is intended that the Merger shall be accounted for as a "pooling-of-interests;" and

          WHEREAS, the Company, SBC and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

          NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:


                         ARTICLE I

            The Merger; Closing; Effective Time

         1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Nevada, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the Nevada Private Corporations Law (the "NPCL").

         1.2.    Closing.  The closing of the Merger (the
"Closing") shall take place (i) at the offices of Pillsbury
Madison & Sutro LLP, San Francisco, California at 9:00 A.M.
on the third business day on which the last to be fulfilled or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satis fied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and SBC may agree in writing (the "Closing Date").

          1.3.    Effective Time.  As soon as practicable
following the Closing, the Company and SBC will cause
Articles of Merger (the "Articles of Merger") to be signed, acknowledged and delivered for filing with the Secretary of State of Nevada as provided in Section 92A.200 of the NPCL.
The Merger shall become effective at the time when the Articles of Merger have been duly filed with the Secretary of State of Nevada or such other time as shall be agreed upon by the parties and set forth in the Articles of Merger and in accordance with the NPCL (the "Effective Time").


ARTICLE II

           Articles of Incorporation and By-Laws
                of the Surviving Corporation

          2.1.   The Articles of Incorporation.  The
articles of incorporation of the Company as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation (the "Charter"), until duly amended as provided therein or by applicable law, except that (i) Article Fourth of the Charter shall be amended to read in its entirety as follows:
"The aggregate number of shares that the Corporation shall have the authority to issue is 1,000 shares of Common Stock, par value $1.00 per share." and (ii) Article Fifth of the Charter shall be amended to read in its entirety as follows:
"The governing board of this corporation shall be known as the board of directors and its members shall be known as directors, and the number of directors may from time to time be increased or decreased by resolution of the board of directors." The Articles of Merger shall set forth the amendments to the articles of incorporation of the Surviving Corporation described in this Section 2.1.

          2.2. The By-Laws. The by-laws of the Company in effect at the Effective Time shall be the by-laws of the Surviving Corporation (the "By-Laws"), until thereafter amended as provided therein or by applicable law.


ARTICLE III

        Officers, Directors and Management

          3.1. Directors of Surviving Corporation. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

       3.2. Officers of Surviving Corporation. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

          3.3 Election to SBC's Board of Directors. At the Effective Time of the Merger, SBC shall increase the size of its Board of Directors in order to enable approxi mately one-third of the SBC Board of Directors to be com prised of directors selected by the SBC Board of Directors in consultation with the Chief Executive Officer and Board of Directors of the Company from among the members of the Company's Board of Directors (the "Director Designees"), to be appointed to the SBC Board of Directors, and the SBC
Board of Directors shall appoint each of the Director
Designees to the SBC Board of Directors as of the Effective
Time, with such Director Designees to be divided as nearly as evenly as is possible among the classes of directors of SBC.

          3.4    Management.  At the Effective Time of the
Merger, SBC shall cause Mr. Philip J. Quigley to be appointed President and Chief Executive Officer of the Surviving Corporation and Vice Chairman of the Board of
Directors of SBC.


ARTICLE IV

         Effect of the Merger on Capital Stock;
                  Exchange of Certificates

          4.1.     Effect on Capital Stock.  At the Effective
Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

          (a) Merger Consideration. Subject to Section 4.1(c) and Section 4.2(d), each share of the Common Stock, par value $0.10 per share, of the Company (each a "Company
Share" and together the "Company Shares") issued and outstanding immediately prior to the Effective Time (other than Company Shares that are owned by SBC, Merger Sub or any other direct or indirect subsidiary of SBC (collectively, the "SBC Companies") or Company Shares that are owned by the Company or any direct or indirect subsidiary of the Company and in each case not held on behalf of third parties
(collectively, "Excluded Company Shares")) shall be converted into the right to receive, and become exchangeable for, the Exchange Ratio (as defined in Section 9.13) of a share (the "Merger Consideration") of Common Stock, par value $1 per share, of SBC ("SBC Common Stock"). All references in this agreement to SBC Common Stock to be issued pursuant to the Merger shall be deemed to include the corresponding rights ("SBC Rights") to purchase shares of SBC Common Stock pursuant to the SBC Rights Agreement (as defined in Section 5.1(b)(i)), except where the context otherwise requires. At the Effective Time, all Company
Shares shall no longer be outstanding, shall be cancelled and retired and shall cease to exist, and each certificate
(a "Certificate") formerly representing any of such Company
Shares (other than Excluded Company Shares) shall thereafter represent only the right to receive the Merger Consideration and the right, if any, to receive pursuant to Section 4.2(d) cash in lieu of fractional shares into which such Company
Shares have been converted pursuant to this Section 4.1(a) and any distribution or dividend pursuant to Section 4.2(b), in each case without interest.


          (b) Cancellation of Shares. Each Company Share issued and outstanding immediately prior to the Effective Time and owned by any of the SBC Companies or owned by the Company or any direct or indirect subsidiary of the Company (other than Company Shares that are in each case owned on behalf of third parties), shall, by virtue of the Merger and without any action on the part of the holder thereof, no longer be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

          (c) Restricted Stock. Each Company Share issued and outstanding immediately prior to the Effective Time that is restricted under the Company's 1994 Stock Incentive Plan or
Restricted Stock Plan shall be converted into the right to receive, and become exchangeable for a fraction of a share of SBC Common Stock equal to the Exchange Ratio, having the same restrictions, terms and conditions as were applicable to such Company Share of restricted stock.

          (d) Outside Directors Deferred Stock Unit Plan. Each stock unit outstanding immediately prior to the Effective
Time under the Outside Directors' Deferred Stock Unit Plan and representing one Company Share shall be converted into the right to receive a stock unit representing a fraction of a share of SBC Common Stock equal to the Exchange Ratio and having the same terms and conditions as were applicable to such stock unit before the Effective Time.

          (e) Merger Sub. At the Effective Time, each share of Common Stock, par value $1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective
Time shall be converted into one share of common stock of the Surviving Corporation, and the Surviving Corporation shall be a wholly-owned subsidiary of SBC.

          4.2.     Exchange of Certificates for Shares.

          (a) Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause an exchange agent selected by SBC with the Company's prior approval, which shall not be unreasonably withheld (the "Exchange
Agent") to mail to each holder of record of a Certificate in respect of Company Shares (other than holders of a Certificate in respect of Excluded Company Shares) (i) a letter of transmittal specifying that delivery shall be effected, and that risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent, such letter of transmittal to be in such form and have such other provisions as SBC and the Company may reasonably agree, and (ii) instructions for exchanging the Certificates for (A) certificates representing shares of SBC Common Stock and (B) any unpaid dividends and other distributions and cash in lieu of fractional shares.
Subject to Section 4.2(g), upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of SBC Common Stock that such holder is entitled to receive pursuant to this Article IV, (y) a check in the amount (after giving effect to any required tax withholdings) of (A) any cash in lieu of fractional shares plus (B) any unpaid non-stock dividends and any other dividends or other distributions that such holder has the right to receive pursuant to the provisions of this Article
IV, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Company Shares that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of SBC
Common Stock, together with a check for any cash to be paid upon due surrender of the Certificate and any other divi dends or distributions in respect thereof, may be issued and/or paid to such a transferee if the Certificate formerly representing such Company Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. If any certificate for shares of SBC Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person (as defined below) requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for shares of SBC Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of SBC or the Exchange Agent that such tax has been paid or is not applicable.

          For the purposes of this Agreement, the term
"Person" shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.1(d)) or other entity of any kind or nature.

          (b)     Distributions with Respect to Unexchanged Shares;
Voting. (i)    Whenever a dividend or other distribution is
declared by SBC in respect of SBC Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of the SBC Common Stock shall be paid to any holder of any unsurrendered Certificate until such Certificate is surrendered for exchange in accordance with this Article IV herein. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued and/or paid to the holder of the certificates representing whole shares of SBC Common Stock issued in exchange therefor, without interest, (A) at the time of such sur render, the dividends or other distributions with a record date after the Effective Time and a payment date on or prior to the date of issuance of such whole shares of SBC Common
Stock and not previously paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of SBC Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender. For purposes of dividends or other distributions in respect of shares of SBC Common Stock, all shares of SBC Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time.

              (ii) Holders of unsurrendered Certificates shall be entitled to vote after the Effective Time at any meeting of SBC stockholders with a record date at or after the Effective Time the number of whole shares of SBC Common
Stock represented by such Certificates, regardless of whether such holders have exchanged their Certificates.

          (c) Transfers. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Company Shares that were outstanding immediately prior to the Effective Time.

          (d) Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of SBC
Common Stock will be issued and any holder of Company Shares entitled to receive a fractional share of SBC Common Stock but for this Section 4.2(d) shall be entitled to receive a cash payment in lieu thereof, which payment shall represent such holder's proportionate interest in a share of SBC
Common Stock based on the closing price of a share of SBC
Common Stock, as reported in The Wall Street Journal, New
York City edition, on the trading day immediately prior to the Effective Time.

          (e) Termination of Exchange Period; Unclaimed Stock. Any shares of SBC Common Stock and any portion of the cash, dividends or other distributions with respect to the SBC
Common Stock deposited by the SBC with the Exchange Agent
(including the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company 180 days after the Effective Time shall be paid to SBC. Any stockholders of the Company who have not theretofore com plied with this Article IV shall thereafter look only to SBC for payment of their shares of SBC Common Stock and any cash, dividends and other distributions in respect thereof issuable and/or payable pursuant to Section 4.1,
Section 4.2(b) and Section 4.2(d) upon due surrender of their Certificates (or affidavits of loss in lieu thereof), in each case, without any interest thereon. Notwithstanding the foregoing, none of SBC, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of Company Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (f) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in the form customarily required by SBC as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of SBC
Common Stock, any unpaid dividends or other distributions and any cash payment in lieu of a fractional share in respect thereof issuable and/or payable pursuant to this
Article IV upon due surrender of and deliverable in respect of the Company Shares represented by such Certificate pursuant to this Agreement, in each case, without interest.

          (g) Affiliates. Notwithstanding anything herein to the contrary, Certificates surrendered for exchange by any "affiliate" (as determined pursuant to Section 6.7) of the Company shall not be exchanged until SBC has received a written agreement from such Person as provided in
Section 6.7 hereof.

          4.3.     Dissenters' Rights.  In accordance with
Section 92A.390 of the NPCL, no appraisal rights shall be available to holders of Company Shares in connection with the Merger.

          4.4. Adjustments to Prevent Dilution. In the event that prior to the Effective Time there is a change in the number of Company Shares or shares of SBC Common Stock or securities convertible or exchangeable into or exercisable for Company Shares or shares of SBC Common Stock issued and outstanding as a result of a distribution, reclassification, stock split (including a reverse split), stock dividend or distribution, or other similar transaction, the Exchange Ratio shall be equitably adjusted to eliminate the effects of such event.


ARTICLE V

            Representations and Warranties

          5.1.    Representations and Warranties of the
Company, SBC and Merger Sub. Except as set forth in the corresponding sections or subsections of the disclosure letter, dated the date hereof, delivered by the Company to SBC or by SBC to the Company (each a "Disclosure Letter", and the "Company Disclosure Letter" and the "SBC Disclosure
Letter", respectively), as the case may be, the Company
(except for subparagraphs (b)(ii), (b)(iii), (c)(ii) and
(p)(ii) below and references in subparagraphs (a), (e) and
(h)(i) below to documents made available by SBC to the Company) hereby represents and warrants to SBC and Merger
Sub, and SBC (except for subparagraphs (b)(i), (c)(i), (j),
(o) and (p)(i) below and references in subparagraphs (a),
(e) and (h)(i) below to documents made available by the Company to SBC), on behalf of itself and Merger Sub, hereby represents and warrants to the Company, that:

          (a) Organization, Good Standing and Qualification. Each of it and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualifi cation, except where the failure to be so qualified or in good standing is not, when taken together with all other such failures, reasonably likely to have a Material Adverse
Effect (as defined below) on it. It has made available to SBC, in the case of the Company, and to the Company, in the case of SBC, a complete and correct copy of its certificate of incorporation and by-laws, each as amended to date. Such certificates of incorporation and by-laws as so made available are in full force and effect.

          As used in this Agreement, (i) the term
"Subsidiary" means, with respect to the Company, SBC or Merger Sub, as the case may be, any entity, whether incorporated or unincorporated, of which at least fifty percent of the securities or ownership interests having by their terms ordinary voting power to elect at least fifty percent of the board of directors or other persons perform ing similar functions is directly or indirectly owned by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries, (ii) the term "Material Adverse Effect" means, with respect to any Person, a material adverse effect on the total enterprise value of such Person and its Subsidiaries, taken as a whole, other than general changes in (A) the telecommunications industry, (B) economic conditions or
(C) the securities markets that, in any of (A), (B) or (C), affect the total enterprise value of such Person and its Subsidiaries, taken as a whole, on the one hand, and the other party and its Subsidiaries, on the other hand, substan tially proportionately relative to the other party, and
(iii) reference to "the other party" means, with respect to the Company, SBC and means, with respect to SBC, the Company.

          (b) Capital Structure. (i) The authorized capital stock of the Company consists of 1,100,000,000 Company Shares, of which 428,434,672 Company Shares were issued and outstanding and 4,392,923 Company Shares were held in treasury as of the close of business on March 29, 1996, and 50,000,000 shares of Preferred Stock, par value $0.10 per share (the
"Preferred Shares"), of which no shares were outstanding as of the close of business on March 29, 1996. All of the outstanding Company Shares have been duly authorized and are validly issued, fully paid and nonassessable. Other than 6,000,000 Preferred Shares, designated "Series A
Participating Preferred Stock", reserved for issuance pursuant to the Rights Agreement, dated as of September 22, 1989, between the Company and American Transtech Inc., as
Rights Agent (the "Rights Agreement"), and Company Shares subject to issuance as set forth below, the Company has no Company Shares or Preferred Shares reserved for issuance.
As of March 29, 1996, there were not more than 16,500,000
Company Shares that the Company was obligated to issue pursuant to the Company's Supplemental Retirement and Savings Plan for Salaried Employees, Supplemental Retirement and Savings Plan for Nonsalaried Employees, 1994 Stock
Incentive Plan, Restricted Stock Plan, Shareholder Dividend
Reinvestment and Stock Purchase Plan, Nonemployee Director
Stock Option Plan, Non-employee Directors Stock Grant Plan,
Senior Management Long Term Incentive Plan and Stock Option and Stock Appreciation Rights Plan (collectively the "Stock
Plans"). Each of the outstanding shares of capital stock or other securities of each of the Company's "Significant
Subsidiaries" (as defined in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act")) is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of the Company or any of its Significant Subsidiaries or any securities or obliga tions convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Significant
Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The
Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter ("Voting Debt").

         (ii) The authorized capital stock of SBC consists of 1,100,000,000 shares of SBC Common Stock, of which 609,069,574 shares were issued and outstanding and 11,413,727 shares were held in treasury as of the close of business on March 28, 1996, and 10,000,000 shares of Preferred Stock, par value $1.00 per share (the "SBC
Preferred Shares"), of which no shares were outstanding as of the close of business on March 28, 1996. All of the outstanding shares of SBC Common Stock have been duly authorized and are validly issued, fully paid and nonassess able. SBC has no shares of SBC Common Stock or SBC
Preferred Shares reserved for issuance except that SBC has reserved 8,000,000 SBC Preferred Shares for issuance pursuant to the Rights Agreement, dated as of January 27, 1989, between SBC and American Transtech, Inc., as Rights
Agent, as amended by the Amendment of Rights Agreement, dated as of August 5, 1992, between SBC and The Bank of New
York, as successor Rights Agent, and the Second Amendment of Rights Agreement, dated as of June 15, 1994, between SBC and
The Bank of New York, as successor Rights Agent (as amended, the "SBC Rights Agreement"). As of March 28, 1996, there were not more than 24,000,000 shares of SBC Common Stock that SBC was obligated to issue pursuant to SBC's Senior
Management Long Term Incentive Plan, Senior Management
Incentive Award Deferral Plan, Restricted Stock Plan for Non-
Employee Directors, Stock Savings Program, 1994 Stock Option
Plan, 1996 Stock and Incentive Plan, 1995 Management Stock
Option Plan, Savings Plan and the Savings and Security Plan
(collectively, the "SBC Stock Plans"). Each of the outstanding shares of capital stock of each of SBC's
Significant Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by SBC or a direct or indirect wholly-owned subsidiary of SBC, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except as set forth above, there are no pre emptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or to sell any shares of capital stock or other securities of SBC or any of its Significant
Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Com pany or any of its Significant Subsidiaries, and no securi ties or obligation evidencing such rights are authorized, issued or outstanding. SBC does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exer cisable for securities having the right to vote) with the stockholders of SBC on any matter ("SBC Voting Debt").

                 (iii) The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, par value $1.00 per share, all of which are validly issued and outstanding.
All of the issued and outstanding capital stock of Merger
Sub is, and at the Effective Time will be, owned by SBC, and there are (i) no other shares of capital stock or other voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or other voting securities of Merger Sub and
(iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, other voting securities or securities convertible into or exchangeable for capital stock or other voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

       (c) Corporate Authority; Approval and Fairness. (i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate, subject only to approval of this Agreement by the holders of a majority of the outstanding Company Shares (the "Company Requisite Vote") and the Company Required Consents (as defined in Section
5.1(d)), the Merger. This Agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles
(the "Bankruptcy and Equity Exception"). The board of directors of the Company (A) has unanimously approved this Agreement and the Merger and the other transactions contem plated hereby and (B) has received the opinion of its financial advisors, Salomon Brothers Inc, in a customary form and to the effect that the Merger Consideration to be received by the holders of the Company Shares in the Merger is fair to such holders from a financial point of view.

             (ii) SBC and Merger Sub each has all requisite corporate power and authority and each has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate, subject only to the stockholder approval necessary to permit the issuance of SBC Common Stock required to be issued pursuant to Article IV (the "SBC
Requisite Vote") and the SBC Required Consents (as defined in Section 5.1(d)), the Merger. This Agreement is a valid and binding agreement of SBC and Merger Sub, enforceable against each of SBC and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception. SBC has received the opinion of its financial advisors, Lazard
Freres & Co. LLC, in a customary form and to the effect that the Merger Consideration to be paid by SBC in the Merger is fair to SBC from a financial point of view. The shares of SBC Common Stock, when issued pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and no stockholder of SBC will have any preemptive right of subscription or purchase in respect thereof.

          (d) Governmental Filings; No Violations. (i) Other than the filings and/or notices (A) pursuant to Section 1.3, (B) under the Hart-Scott-Rodino Antitrust Improvements Act of
1976, as amended (the "HSR Act"), the Exchange Act and the
Securities Act of 1933, as amended (the "Securities Act"),
(C) to comply with state securities or "blue-sky" laws, (D) the necessary notices and, if any, approvals of the Federal
Communications Commission ("FCC") pursuant to the Communications Act of 1934, as amended and (E) the necessary notices and necessary approvals, if any, of the state and foreign public utility commissions or similar state or foreign regulatory bodies (each a "PUC") identified in its respective Disclosure Letter pursuant to applicable state or foreign laws regulating the telephone, mobile cellular, paging, cable television or other telecommunications business ("Utilities Laws") (such filings and/or notices of SBC being the "SBC Required Consents" and of the Company being the "Company Required Consents"), no notices, reports or other filings are required to be made by it with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by it from, any governmental or regulatory authority, court, agency, commission, body or other governmental entity ("Governmental
Entity"), in connection with the execution and delivery of this Agreement by it and the consummation by it of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or prevent, materially delay or materially impair its ability to consummate the trans actions contemplated by this Agreement.

                 (ii) The execution, delivery and performance of this Agreement by it do not, and the consummation by it of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, its certificate of incorporation or by-laws or the comparable governing instruments of any of its Significant Subsidiaries, (B) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on its assets or the assets of any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation ("Contracts") binding upon it or any of its Subsidiaries or any Law (as defined in Section 5.1(i)) or governmental or non-governmental permit or license to which it or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of its Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on it or prevent, material ly delay or materially impair its ability to consummate the transactions contemplated by this Agreement. The Company
Disclosure Letter, with respect to the Company, and the SBC
Disclosure Letter, with respect to SBC, sets forth a correct and complete list of its Contracts and Contracts of its Subsidiaries pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement other than those where the failure to obtain such consents or waivers is not reasonably likely to have a Material Adverse Effect on it or prevent or materially impair its ability to consummate the transactions contemplated by this Agreement.

          (e) Reports; Financial Statements. It has delivered to the other party, each registration statement, report, proxy statement or information statement prepared by it since December 31, 1995 (the "Audit Date"), including its
Annual Report on Form 10-K for the year ended December 31,
1995 in the form (including exhibits, annexes and any amend ments thereto) filed with the Securities and Exchange
Commission (the "SEC") (collectively, including any such reports filed subsequent to the date hereof, its "Reports").
As of their respective dates, its Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circum stances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into its Reports (including the related notes and schedules) fairly presents the consolidated financial position of it and its Subsidiaries as of its date and each of the consolidated statements of income and of cash flows included in or incorporated by reference into its Reports
(including any related notes and schedules) fairly presents the results of operations, retained earnings and cash flows, as the case may be, of it and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with generally accepted accounting principles
("GAAP") consistently applied during the periods involved, except as may be noted therein. Since December 31, 1992, it and each Subsidiary required to make filings under Utilities
Laws has filed with the applicable PUCs or the FCC, as the case may be, all material forms, statements, reports and documents (including exhibits, annexes and any amendments thereto) required to be filed by them, and each such filing complied in all material respects with all applicable laws, rules and regulations, other than such failures to file and non-compliance that are, individually or in the aggregate, not reasonably likely to have a Material Adverse Effect on it or prevent or materially impair its ability to consummate the transactions contemplated by this Agreement. To its knowledge, as of the date hereof, no Person or "group"
"beneficially owns" 5% or more of its outstanding voting securities, with the terms "beneficially owns" and "group" having the meanings ascribed to them under Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934.

          (f) Absence of Certain Changes. Except as disclosed in its Reports filed prior to the date hereof or as expressly contemplated by this Agreement, since the Audit
Date it and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been (i) any change in the financial condition, properties, prospects, business or results of operations of it and its Subsidi aries, except those changes that are not, individually or in the aggregate, reasonably likely to have a Material Adverse
Effect on it; (ii) any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by it or any of its Subsidiaries, whether or not covered by insurance, which damage, destruction or loss is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it; (iii) any declaration, setting aside or payment of any dividend or other distribution in respect of its capital stock, except publicly announced regular quarterly cash dividends on its common stock; or (iv) any change by it in accounting principles, practices or methods. Since the Audit Date, except as provided for herein, in the Company Disclosure
Letter or as disclosed in its Reports filed prior to the date hereof, there has not been any increase in the compensation payable or that could become payable by it or any of its Subsidiaries to officers or key employees or any amendment of any of its Compensation and Benefit Plans (as defined in Section 5.1(h)(i)) other than increases or amendments in the ordinary course.

          (g) Litigation and Liabilities. Except as disclosed in its Reports filed prior to the date hereof, there are no
(i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of its executive officers, threatened against it or any of its Affiliates (as defined in Rule 12b-2 under the Exchange Act) or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those relating to matters involving any Environmental Law (as defined in Section 5.1(k)), or any other facts or circum stances, in either such case, of which its executive officers have actual knowledge that are reasonably likely to result in any claims against or obligations or liabilities of it or any of its Affiliates, except for those that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or prevent or mater ially impair its ability to consummate the transactions contemplated by this Agreement.

          (h)       Employee Benefits.

             (i) A copy of each bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, compensation, medical, health or other plan, agreement, policy or arrangement that covers employees, directors, former employees or former directors of it and its Subsidiaries (its "Compensation and Benefit Plans") and any trust agreements or insurance contracts forming a part of such Compensation and Benefit Plans has been made available by it to the other party prior to the date hereof and each such Compensation and Benefit Plan is listed in
Section 5.1(h) of its respective Disclosure Letter.

            (ii) All of its Compensation and Benefit Plans are in substantial compliance with all applicable law, including the Code and the Employee Retirement Income Security Act of
1974, as amended ("ERISA"). Each of its Compensation and Benefit Plans that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension
Plan") and that is intended to be qualified under
Section 401(a) of the Code has received a favorable deter mination letter from the Internal Revenue Service (the
"IRS"), and it is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no pending or, to the knowledge of its executive officers, threatened material litigation relating to its Compensation and Benefit Plans. Neither it nor any Subsidiary has engaged in a transaction with respect to any of its Compensation and Benefit Plans that, assuming the taxable period of such transaction expired as of the date hereof, would subject it or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

          (iii) As of the date hereof, no liability under Subtitle C or D of Title IV of ERISA (other than the payment of prospective premium amounts to the Pension Benefit
Guaranty Corporation in the normal course) has been or is expected to be incurred by it or any Subsidiary with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code (its "ERISA Affiliate") (each such single-employer plan, its "ERISA Affiliate Plan"). It and its Subsidiaries and ERISA Affiliates have not contributed, or been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since
September 26, 1980. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any of its Pension Plans or any of its ERISA Affiliate Plans within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

            (iv) All contributions required to be made under the terms of any of its Compensation and Benefit Plans as of the date hereof have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in its Reports prior to the date hereof. Neither any of its Pension Plans nor any of any of its ERISA Affiliate Plans has an "accumulated funding deficiency" (whether or not waived) within the meaning of
Section 412 of the Code or Section 302 of ERISA. Neither it nor its Subsidiaries has provided, or is required to provide, security to any of its Pension Plans or to any of its ERISA Affiliate Plans pursuant to Section 401(a)(29) of the Code.

           (v) Under each of its Pension Plans which is a single-employer plan and each of its ERISA Affiliate Plans, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of
Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Pension Plan's or ERISA Affiliate Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan or ERISA Affiliate Plan, and there has been no material change in the financial condition of such Pension
Plan or ERISA Affiliate Plan since the last day of the most recent plan year.

              (vi) Neither it nor its Subsidiaries have any obligations for retiree health and life benefits under any of its Compensation and Benefit Plans, except as set forth in its Reports filed prior to the date hereof or as required by applicable law.

              (vii) The consummation of the Merger (or its approval by its stockholders) and the other transactions contemplated by this Agreement will not (x) entitle any of its employees or directors or any employees of its Subsidiaries to severance pay, directly or indirectly, upon termination of employment, (y) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of its Compensation and Benefit Plans or (z) result in any breach or violation of, or a default under, any of its Compensation and Benefit Plans.

          (i) Compliance with Laws. Except as set forth in its Reports filed prior to the date hereof, the businesses of each of it and its Subsidiaries have not been, and are not being, conducted in violation of any law, statute, ordinance, regulation, judgment, order, decree, injunction, arbitration award, license, authorization, opinion, agency requirement or permit of any Governmental Entity or common law (collectively, "Laws"), except for violations or possible violations that are not, individually or in the aggregate, reasonably likely to have a Material Adverse
Effect on it or prevent or materially impair its ability to consummate the transactions contemplated by this Agreement.
Except as set forth in its Reports filed prior to the date hereof, no investigation or review by any Governmental
Entity with respect to it or any of its Subsidiaries is pending or, to the actual knowledge of its executive officers, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which are not, individually or in the aggregate, reasonably likely to have a Material Adverse
Effect on it or prevent or materially impair its ability to consummate the transactions contemplated by this Agreement.
To the actual knowledge of its executive officers, no material change is required in its or any of its Subsid iaries' processes, properties or procedures in connection with any such Laws, and it has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof, except for such changes and noncompliance that are not, individ ually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or prevent or materially impair its ability to consummate the transactions contem plated by this Agreement. Each of it and its Subsidiaries has all permits, licenses, franchises, variances, exemp tions, orders and other governmental authorizations, con sents and approvals (collectively, "Permits"), necessary to conduct their business as presently conducted, except for those the absence of which are not, individually or in the aggregate, reasonably likely to have a Material Adverse
Effect on it or prevent or materially impair its ability to consummate the transactions contemplated by this Agreement.

          (j) Takeover Statutes. The Board of Directors of the Company has taken or will take all appropriate and necessary actions such that Sections 78.378 et seq. and 78.411 et seq.
of the NPCL will not have any effect on the Merger or the other transactions contemplated by this Agreement. No other
"fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation (each a "Takeover Statute") is, as of the date hereof, is applicable to the Merger or the other transactions contemplated by this Agreement.

          (k) Environmental Matters. Except as disclosed in its Reports filed prior to the date hereof and except for such matters that, alone or in the aggregate, are not reasonably likely to have a Material Adverse Effect on it: (i) each of it and its Subsidiaries has complied with all applicable
Environmental Laws (as defined below); (ii) the properties currently owned or operated by it or any of its Subsidiaries
(including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous
Substances (as defined below); (iii) the properties formerly owned or operated by it or any of its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership or operation by it or any of its Subsidiaries;
(iv) neither it nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither it nor any Subsidiary has been associated with any release or threat of release of any Hazardous Substance; (vi) neither it nor any Subsidiary has received any notice, demand, letter, claim or request for information alleging that it or any of its Subsidiaries may be in violation of or liable under any Environmental Law; (vii) neither it nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (viii) there are no circumstances or conditions involving it or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use, or transfer of any of its properties pursuant to any Environmental Law.

          As used herein, the term "Environmental Law" means any Law relating to: (A) the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or
(C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance.

          As used herein, the term "Hazardous Substance" means any substance that is: listed, classified or regulated pursuant to any Environmental Law, including any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon.

          (l) Accounting and Tax Matters. As of the date hereof, neither it nor any of its affiliates (as determined in accordance with Section 6.7) has taken or agreed to take any action, nor do its executive officers have any actual knowledge of any fact or circumstance, that would prevent
SBC from accounting for the business combination to be effected by the Merger as a "pooling-of-interests" or prevent the Merger and the other transactions contemplated by this Agreement from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

          (m) Taxes. It and each of its Subsidiaries have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns (as defined below) required to be filed by any of them and all such filed tax returns are complete and accurate in all material respects and: (i) it and each of its Subsidiaries have paid all Taxes (as defined below) that are shown as due on such filed Tax Returns or that it or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith or for such amounts that, alone or in the aggregate, are not reasonably likely to have a Material Adverse Effect on it;
(ii) as of the date hereof, there are not pending or, to the actual knowledge of its executive officers threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters; and
(iii) there are not, to the actual knowledge of its executive officers, any unresolved questions or claims concerning its or any of its Subsidiaries' Tax liability that are reasonably likely to have a Material Adverse Effect on it. Neither it nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes in excess of the amounts accrued in respect thereof that are reflected in the financial statements included in its Reports, except such excess liabilities as are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it. No payments to be made to any of the officers and employees of it or its Subsidiaries will as a result of consummation of the Merger be subject to the deduction limitations under Section 280G of the Code.

          As used in this Agreement, (i) the term "Tax" (including, with correlative meaning, the terms "Taxes", and "Taxable") includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term "Tax Return" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and informa tion returns) required to be supplied to a Tax authority relating to Taxes.

          (n) Labor Matters. Neither it nor any of its Subsidiaries is the subject of any material proceeding asserting that it or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the knowledge of its executive officers, threatened, nor has there been for the past five years, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving it or any of its Subsidiaries, except in each case as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it.

          (o)       Rights Agreement.   (i) The Company has adopted an
amendment to the Rights Agreement with the effect that neither SBC nor Merger Sub shall be deemed to be either an
(i) Acquiring Person or (ii) Adverse Person (as each term is defined in the Rights Agreement) and the Distribution Date
(as defined in the Rights Agreement) shall not be deemed to occur and that the Rights will not separate from the Company
Shares, as a result of entering into this Agreement or consummating the Merger and/or the other transactions contemplated hereby.

            (ii) The Company has taken all necessary action with respect to all of the outstanding Rights (as defined in the Rights Agreement) so that, as of immediately prior to the Effective Time, as a result of entering into this Agreement or consummating the Merger and/or the other transactions contemplated by this Agreement, (A) neither the Company nor SBC will have any obligations under the Rights or the Rights
Agreement and (B) the holders of the Rights will have no rights under the Rights or the Rights Agreement.

          (p) Brokers and Finders. Neither it nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated in this Agreement except that (i) the Company has employed Salomon Brothers
Inc as its financial advisor, the arrangements with which have been disclosed to SBC prior to the date hereof, and
(ii) SBC and Merger Sub have employed Lazard Freres & Co.
LLC as their financial advisor, the arrangements with which have been disclosed to the Company prior to the date hereof.


ARTICLE VI

                       Covenants

          6.1.   Interim Operations.   (a)  The Company and SBC
each covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless SBC or the Company, as the case may be, shall otherwise approve in writing, which approval shall not be unreasonably withheld or delayed, and except as otherwise expressly contemplated by this Agreement or in its respective Disclosure Letter or as required by applicable
Law):

           (i) the business of it and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use all reasonable efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, regulators, distribu tors, creditors, lessors, employees and business associates;

               (ii) it shall not (A) amend its certificate of incorporation or by-laws or amend, modify or terminate the SBC Rights Agreement or the Rights Agreement, as the case may be, other than, in the case of SBC, an amendment to the certificate of incorporation of SBC for the purpose of increasing the authorized number of shares of SBC Common
Stock as contemplated by SBC's March 12, 1996 Proxy
Statement; (B) split, combine, subdivide or reclassify its outstanding shares of capital stock; (C) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock, other than (I) in the case of the Company, the quarterly dividend declared on March 22, 1996, payable on May 1, 1996 to stockholders of record on April 9, 1996 and per share regular quarterly cash dividends thereafter not in excess of the Exchange Ratio multiplied by the dividend per share of SBC Common Stock in such quarter, and (II) in the case of SBC, regular quarterly cash and dividends not in excess of $0.43 per share of SBC Common
Stock; or (D) repurchase, redeem or otherwise acquire, except (I) in the case of the Company, in connection with the Stock Plans and (II) in the case of SBC, in connection with the SBC Stock Plans, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;

                 (iii) neither it nor any of its Subsidiaries shall knowingly take any action that would prevent the Merger from qualifying for "pooling of interests" accounting treatment or as a "reorganization" within the meaning of
Section 368(a) of the Code or that would cause any of its representations and warranties herein to become untrue in any material respect;

                 (iv) neither it nor any of its Subsidiaries shall terminate, establish, adopt, enter into, make any new grants or awards of stock-based compensation or other benefits under, amend or otherwise modify, any Compensation and Benefit Plans or increase the salary, wage, bonus or other compensation of any directors, officers or employees except
(A) for grants or awards to directors, officers and employees of it or its Subsidiaries under existing
Compensation and Benefit Plans in such amounts and on such terms as are consistent with past practice, (B) in the normal and usual course of business (which shall include normal periodic performance reviews and related compensation and benefit increases and the provision of individual
Compensation of Benefit Plans consistent with past practice for newly hired officers and employees and the adoption of Compensation and Benefit Plans for employees of new
Subsidiaries in amounts and on terms consistent with past practice) or (C) for actions necessary to satisfy existing contractual obligations under Compensation and Benefit Plans existing as of the date hereof; and

                 (v) neither it nor any of its Subsidiaries will authorize, or enter into an agreement to do any of the fore going.

          (b) SBC covenants and agrees as to itself and its Subsidiaries that after the date hereof and prior to the Effective Time (unless the Company shall otherwise approve in writing, which approval shall not be unreasonably withheld or delayed, and except as otherwise expressly contemplated by this Agreement or the SBC Disclosure Letter or as required by applicable Law):

                 (i) Neither SBC nor any of its Subsidiaries shall issue any preferred stock or incur any indebtedness for borrowed money or guarantee any such indebtedness if SBC should reasonably anticipate that after such incurrence any of SBC's or any of its Subsidiaries' outstanding senior indebtedness would be rated BBB or lower by Standard &
Poor's;

                 (ii) Neither SBC nor any of its Subsidiaries shall make any capital expenditures in any calendar year in an aggregate amount in excess of 150% of the aggregate amount of capital expenditures reflected in SBC's capital expenditure budget for such year, a copy of which has been provided to the Company;

                 (iii) Neither SBC nor any of its Subsidiaries shall issue, deliver, sell or encumber shares of any class of its common stock or any securities convertible into, or any rights, warrants or options to acquire, any such shares, except (A) in public offerings for cash where the aggregate proceeds to SBC are less than $1 billion in any calendar year, (B) shares issuable pursuant to stock options and other awards outstanding on the date hereof under the SBC
Stock Plans, awards of options and other awards granted hereafter under the SBC Stock Plans in accordance with this Agreement and shares issuable pursuant to such awards, and
(C) to fund the cost of any acquisition of a telecommunications business, whether by merger, consolidation, purchase of assets or otherwise;

                 (iv) Neither SBC nor any of its subsidiaries, other than in transactions between themselves, shall sell or otherwise transfer, directly or indirectly, any of its indirect investment in AA shares of Telefonos de Mexico S.A.
de C.V.;

                 (v) Neither SBC nor any of its Subsidiaries shall enter any business other than the telecommunications business and those businesses traditionally associated with the telecommunications business; and

                 (vi) Neither SBC nor any of its Subsidiaries shall agree prior to the Effective Time to do any of the foregoing after the Effective Time.

          (c) The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless SBC shall otherwise approve in writing, which approval shall not be unreasonably withheld or delayed, and except as otherwise expressly contemplated by this Agreement or the Company Disclosure Letter or as required by applicable Law):

                 (i) Neither the Company nor any of its Subsidiaries shall issue any preferred stock or incur any indebtedness for borrowed money or guarantee any such indebtedness if the Company should reasonably anticipate that after such incurrence any of the Company's or any of its Subsidiaries' outstanding senior indebtedness would be rated BBB or lower by Standard & Poor's;

                 (ii) Neither the Company nor any of its Subsidiaries shall make any capital expenditures in any calendar year in an aggregate amount in excess of the aggregate amount reflected in the Company's capital expenditure budget for such year, a copy of which has been provided to SBC, plus
$250 million; provided, however, that the foregoing shall not limit in any respect the ability of Pacific Bell or Nevada Bell to make or commit to capital expenditures with respect to any aspect of their respective existing businesses;

                 (iii) Neither the Company nor any of its Subsidiaries shall issue, deliver, sell, or encumber shares of any class of its common stock or any securities convertible into, or any rights, warrants or options to acquire, any such shares except (A) shares issued pursuant to options and other awards outstanding on the date hereof under the Stock Plans, awards of options and other awards granted hereafter under the Stock Plans in accordance with this Agreement and shares issuable pursuant to such awards, and (B) up to an aggregate amount of $300 million of such stock (valued at its fair market value as of the date of the agreement to make such acquisition) in any calendar year to fund, in whole or in part, the cost of any acquisition or acquisitions permitted under clause (iv) below;

                 (iv) Neither the Company nor any of its Subsidiaries shall spend in excess of $600 million in any calendar year to acquire any business, whether by merger, consolidation, purchase of property or assets or otherwise (valuing any non-cash consideration at its fair market value as of the date of the agreement for such acquisition), unless such business is acquired directly by the Company and is within the Company's existing lines of business. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall acquire (A) any cellular, personal communications services or wireless cable business servicing any territory outside of the states of California and Nevada, or (B) any business servicing any territory outside the United States unless such business primarily consists of the long distance telephone business, the internet services business, or the internet hubbing business. None of the foregoing shall limit in any respect the ability of Pacific Bell and Nevada
Bell to acquire businesses which would be subject to regulation within California and Nevada, respectively. For purposes of this clause (iv), the amount spent with respect to any acquisition shall be deemed to include the aggregate amount of capital expenditures that the Company is obligated to make at any time or plans to make as a result of such acquisition within two years after the date of acquisition;

                 (v) Neither the Company nor its Subsidiaries shall enter any business other than the telecommunications business and those businesses traditionally associated with the telecommunications business; and

                 (vi) Neither the Company nor any of its Subsidiaries shall agree prior to the Effective Time to do any of the foregoing after the Effective Time.

          (d) SBC and the Company agree that any written approval obtained under this Section 6.1 may be relied upon by the other party if signed by the Chief Executive Officer or another executive officer of the other party.

          6.2. Acquisition Proposals. The Company and SBC each agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and use its best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) (SBC, its Subsidiaries and their officers and directors, employees, agents and representatives being the "SBC Representatives" and the Company, its Subsidiaries and their officers, directors, employees, agents and representatives being the "Company Representatives") not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, it or any of its Subsidiaries that, in any such case, could reasonably be expected to lead to a breach of this Agreement or otherwise interfere with the completion of the Merger contemplated by this Agreement (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"). The Company and SBC each further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and use its best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidi aries) not to, directly or indirectly, have any discussion with or provide any confidential information or data to any Person relating to an Acquisition Proposal or engage in any negotiations concerning an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent either the Company or SBC or its board of directors from (A) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal; (B) engaging in any discussions or negotiations with or providing any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person; or (C) recommending such an unsolicited bona fide written Acquisition Proposal to the stockholders of the Company or SBC, as the case may be, if and only to the extent that, in such case referred to in clause (B) or (C), (i) the board of directors of the Company or SBC, as the case may be, concludes in good faith (after consultation with its financial advisor) that such Acquisition Proposal is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, and would, if consummated, result in a transaction more favorable to the Company's or SBC's stockholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal"), (ii) the board of directors of the Company or SBC, as the case may be, determines in good faith after consultation with outside legal counsel that such action is necessary for its board of directors to comply with their respective fiduciary duties under applicable law and (iii) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, such board of directors receives from such Person an executed confidenti ality agreement on terms substantially similar to those contained in the confidentiality agreement previously entered into between SBC and the Company in connection with their consideration of the Merger. The Company and SBC each agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. The Company and SBC each agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.2. The Company and SBC each agrees that it will notify the other immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and the terms and conditions of any proposals or offers and thereafter shall keep SBC or the Company, as the case may be, informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. The Com pany also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of any Acquisition Proposal to return all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

          6.3. Information Supplied. The Company and SBC each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in
(i) the Registration Statement on Form S-4 to be filed with the SEC by SBC in connection with the issuance of shares of SBC Common Stock in the Merger (including the joint proxy statement and prospectus (the "Prospectus/Proxy Statement") constituting a part thereof) (the "S-4 Registration Statement") will, at the time the S-4 Registration Statement becomes effective under the Securities Act, and (ii) the Prospectus/Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the times of the meetings of stockholders of the Company and SBC to be held in connection with the Merger, in any such case, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          6.4. Stockholders Meetings. The Company will take, in accordance with applicable law and its certificate of incorporation and by-laws, all action necessary to convene a meeting of holders of Company Shares (the "Stockholders Meeting") as promptly as practicable after the S-4 Registration Statement is declared effective to consider and vote upon the approval of this Agreement and the Merger. SBC will take, in accordance with applicable law and its certificate of incorporation and by-laws, all action necessary to convene a meeting of holders of SBC Common Stock as promptly as practicable after the S-4 Registration Statement is declared effective to consider and vote upon the approval of the issuance of SBC Common Stock in the Merger. In the event that, after adjustment pursuant to
Section 6.16, the Exchange Ratio shall be less than 0.667 of a share of SBC Common Stock (other than as a result of any adjustment pursuant to Section 4.4), then the Company shall, as promptly as practicable after the determination of the Exchange Ratio convene another Stockholders Meeting in accordance with this Section at which the holders of Company Shares shall be requested again to consider and vote upon the transactions contemplated hereby taking into account the Exchange Ratio, as adjusted. SBC and the Company shall cooperate in all reasonable respects to effectuate promptly the holding of such additional Stockholders Meeting.
Subject to fiduciary obligations under applicable law, each of the Company's and SBC's board of directors shall recommend approval of the transactions contemplated hereby and shall take all lawful action to solicit such approval.

          6.5.   Filings; Other Actions; Notification.
(a) SBC and the Company shall promptly prepare and file with the SEC the Prospectus/Proxy Statement, and SBC shall prepare and file with the SEC the S-4 Registration Statement as promptly as practicable. SBC and the Company each shall use all reasonable efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and promptly thereafter mail the Prospectus/Proxy Statement to the respective stockholders of each of the Company and SBC. SBC shall also use all reasonable efforts to obtain prior to the effective date of the S-4 Registration Statement all necessary state securities law or "blue sky" permits and approvals required in connection with the Merger and to consummate the other transactions contemplated by this Agreement and will pay all expenses incident thereto.

          (b) The Company and SBC each shall use all reasonable efforts to cause to be delivered to the other party and its directors a letter of its independent auditors, dated
(i) the date on which the S-4 Registration Statement shall become effective and (ii) the Closing Date, and addressed to the other party and its directors, in form and substance customary for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the S-4 Registration Statement.

          (c) The Company and SBC shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) all their respective reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement; provided, however, that, except as contemplated by Section 6.16, nothing in this Section 6.5 shall require, or be construed to require, SBC or the Company to proffer to, or agree to, any concession to any Governmental Entity that SBC concludes is reasonably likely to materially reduce the economic or business benefits SBC expects, as of the date hereof, to realize from the Merger. Subject to applicable laws relat ing to the exchange of information, SBC and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all the informa tion relating to SBC or the Company, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of the Company and SBC shall act reasonably and as promptly as practicable.

          (d) The Company and SBC each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Prospectus/Proxy Statement, the S-4 Registration Statement or any other statement, filing, notice or application made by or on behalf of SBC, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

          (e) The Company and SBC each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notice or other communications received by SBC or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement.
Each of the Company and SBC shall give prompt notice to the other of any change that is reasonably likely to result in a Material Adverse Effect on it.

          6.6. Access; Consultation. (a) Upon reasonable notice, and except as may otherwise be required by appli cable law, the Company and SBC each shall (and shall cause its Subsidiaries to) afford the other's officers, employees, counsel, accountants and other authorized representatives ("Representatives") reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, each shall (and shall cause its Subsidiaries to) furnish promptly to the other all infor mation concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company, SBC or Merger Sub hereunder, and provided, further, that the fore going shall not require the Company or SBC to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company or SBC, as the case may be, would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company or SBC, as the case may be, shall have used all reasonable efforts to obtain the consent of such third party to such inspection or disclo sure. All requests for information made pursuant to this Section shall be directed to an executive officer of the Company or SBC, as the case may be, or such Person as may be designated by any such executive officer, as the case may be.

          (b) From the date hereof to the Effective Time, SBC and the Company agree to consult with each other on a regular basis on a schedule to be agreed with regard to their respective operations.

          6.7. Affiliates. (a) Each of the Company and SBC shall deliver to the other a letter identifying all Persons whom such party believes to be, at the date of the Stockholders Meeting, "affiliates" of such party for purposes of Rule 145 under the 1933 Act. Each of the Company and SBC shall use all reasonable efforts to cause each Person who is identified as an "affiliate" in the letter referred to above to deliver to SBC prior to the date of the Stockholders Meeting a written agreement providing that each such Person will agree not to sell, pledge, transfer or otherwise dispose of the shares of SBC Common Stock to be received by such Person in the Merger except in compliance with the applicable provisions of the 1933 Act and, if the Merger qualifies for pooling of interests accounting treatment, until such time as financial results covering at least 30 days of combined operations of SBC and the Company shall have been published. Prior to the Effective Time, each of the Company and SBC shall amend and supplement such letter and use all reasonable efforts to cause each additional Person who is identified as an "affiliate" to execute a written agreement as set forth in this Section 6.7.

          (b) If the Merger would otherwise qualify for pooling-of-interests accounting treatment, shares of SBC Common Stock issued to such affiliates of the Company in exchange for Company Shares shall not be transferable until such time as financial results covering at least 30 days of combined operations of SBC and the Company have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the written agreement referred to in this Section, except to the extent permitted by, and in accordance with, SEC Accounting Series Release 135 and SEC Staff Accounting Bulletins 65 and 76. Any Company Shares held by any such affiliate shall not be transferable, regardless of whether such affiliate has provided the applicable written agreement referred to in this Section, if such transfer, either alone or in the aggregate with other transfers by affiliates, would preclude SBC's ability to account for the business combination to be effected by the Merger as a pooling of interests. The Company shall not register the transfer of any Certificate, unless such transfer is made in compliance with the foregoing.

          6.8. Stock Exchange Listing and De-listing. SBC shall use its best efforts to cause the shares of SBC Common Stock to be issued in the Merger to be approved for listing on the New York Stock Exchange ("NYSE"), subject to official notice of issuance, prior to the Closing Date. The Surviving Corporation shall use its best efforts to cause the Company Shares to be de-listed from the NYSE and de-registered under the Exchange Act as soon as practicable following the Effective Time.

          6.9. Publicity. The initial press release with respect to the Merger shall be a joint press release and thereafter the Company and SBC each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange) with respect thereto, except as may be required by law or by obligations pursuant to any listing agreement with or rules of any national securities exchange.

         6.10.          Benefits.

          (a)       Stock Options.

                 (i) At the Effective Time, each outstanding option to purchase Company Shares (a "Company Option") under the Stock
Plans, whether vested or unvested, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Option, the same number of shares of SBC Common Stock as the holder of such Company Option would have been entitled to receive pursuant to the Merger had such holder exercised such Company Option in full immediately prior to the Effective
Time (rounded down to the nearest whole number) (a
"Substitute Option"), at an exercise price per share
(rounded up to the nearest whole cent) equal to (y) the aggregate exercise price for the Company Shares otherwise purchasable pursuant to such Company Option divided by
(z) the number of full shares of SBC Common Stock deemed purchasable pursuant to such Company Option in accordance with the foregoing. At or prior to the Effective Time, the Company shall make all necessary arrangements with respect to the Stock Plans to permit the assumption of the unexer cised Company Options by SBC pursuant to this Section and as soon as practicable after the Effective Time SBC shall use its best efforts to register under the Securities Act of 1933 on Form S-8 or other appropriate form (and use its best efforts to maintain the effectiveness thereof) shares of SBC
Common Stock issuable pursuant to all Substitute Options.

                 (ii) Effective at the Effective Time, SBC shall assume each Company Option in accordance with the terms of the Stock Plan under which it was issued and the stock option agreement by which it is evidenced.

          (b) Employee Benefits. SBC agrees that it shall cause the Surviving Corporation for at least two years after the Effective Time to provide or cause to be provided to employees of the Company and its Subsidiaries compensation and benefit plans that are no less favorable, in the aggregate, than the Company Compensation and Benefit Plans disclosed on Section 6.10(b) of the Company Disclosure
Letter; provided, however, if during this period SBC implements any widespread increase or decrease in benefits under compensation and benefit plans or in the cost thereof to participants under compensation and benefit plans applicable to employees of SBC and its Subsidiaries (other than the Surviving Corporation and its Subsidiaries), the Surviving Corporation shall proportionately adjust the benefits under the Company's compensation and benefit plans or the cost thereof to participants, and provided, further with respect to employees who are subject to collective bargaining, all benefits shall be provided in accordance with the applicable collective bargaining agreement. At or prior to the Effective Time, the Company shall make all necessary arrangements to cause any Company Share units under the Company's Compensation and Benefit Plans to be converted into share units with respect to SBC Common Stock by multiplying the Company Shares subject to such Company
Share units by the fraction of a share of SBC Common Stock equal to the Exchange Ratio. SBC shall, and shall cause the Surviving Corporation to, honor, pursuant to their terms, all employee benefit obligations to current and former employees under the Compensation and Benefit Plans to the extent such Compensation and Benefit Plans are disclosed on
Section 6.10(b) of the Company Disclosure Letter.

          6.11. Expenses. Except as otherwise provided in Section 8.5(b) and 8.5(c), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except for expenses to be borne by SBC or the Company pursuant to Section 6.16 and except that expenses incurred in connection with the filing fee for the S-4 Registration Statement and printing and mailing the Prospectus/Proxy Statement and the S-4 Registration Statement and the filing fee under the HSR Act shall be shared equally by SBC and the Company.

          6.12.        Indemnification; Directors' and
Officers' Insurance. (a)   From and after the Effective Time,
SBC agrees that it will indemnify and hold harmless each present and former director and officer of the Company (when acting in such capacity) determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertain ing to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Nevada law and its articles of incorporation or by-laws in effect on the date hereof to indemnify such Person (and SBC shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification).

          (b) Any Indemnified Party wishing to claim indemni fication under paragraph (a) of this Section 6.12, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify SBC thereof, but the failure to so notify shall not relieve SBC of any liability it may have to such Indemnified Party if such failure does not materially prejudice the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective
Time), (i) SBC or the Surviving Corporation shall have the right to assume the defense thereof and SBC shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if SBC or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between SBC or the Surviving Corporation and the Indemnified Parties, the Indemnified
Parties may retain counsel satisfactory to them, and SBC or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that SBC shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction (unless there is a conflict of interest as provided above) (ii) the Indemnified Parties will cooperate in the defense of any such matter and
(iii) SBC shall not be liable for any settlement effected without its prior written consent.

          (c) The Surviving Corporation shall maintain a policy of officers' and directors' liability insurance for acts and omissions occurring prior to the Effective Time ("D&O
Insurance") with coverage in amount and scope at least as favorable as the Company's existing directors' and officers' liability insurance coverage for a period of six years after the Effective Time so long as the annual premium therefor is not in excess of the last annual premium paid prior to the date hereof (the "Current Premium"); provided, however, if the existing D&O Insurance expires, is terminated or cancelled during such six year period, the Surviving Corpora tion will use its best efforts to obtain D&O Insurance in an amount and scope as great as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 175% of the Current Premium.

          (d) If the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section.

          (e) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

          6.13. Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of SBC and the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions. The Company will cause the Rights Agent to promptly execute the Rights Amendment.

         6.14.          Dividends.  The Company shall
coordinate with SBC the declaration, setting of record dates and payment dates of dividends on Company Shares so that holders of Company Shares do not receive dividends on both Company Shares and SBC Common Stock received in the Merger in respect of any calendar quarter or fail to receive a dividend on either Company Shares or SBC Common Stock received in the Merger in respect of any calendar quarter.

       6.15.          Confidentiality.  The Company, SBC
and Merger Sub each agrees not to disclose or permit the disclosure for any purpose other than the transactions contemplated hereby of any non-public, confidential or proprietary information furnished to such party by another party hereto in connection with the transactions contemplated by this Agreement, provided that such disclosure may be made (a) to any Person who is an officer, director or employee of such party, or to counsel, accountants and financial advisors to such party solely for their use in evaluating the transactions contemplated by this Agreement, (b) with the prior written consent of all parties to this Agreement or (c) pursuant to a subpoena or order issued by a court, arbitrator or governmental body, agency or official.

         6.16. Determination of SBC and Company Costs. (a) Within five (5) days after the Determination Date (as defined in Section 9.12) each of SBC and the Company shall simultaneously exchange with the other written notice of the dollar amount of the Regulatory Approval Costs which it believes, in good faith, to be the appropriate amount of the Regulatory Approval Costs for it to bear, which amount shall not exceed fifty percent (50%) of the Regulatory Approval Costs (a "Tentative Share").

          (b) In the event that SBC's Tentative Share and the Company's Tentative Share both equal fifty percent (50%) of the Regulatory Approval Costs, then the SBC Costs shall equal fifty percent (50%) of the Regulatory Approval Costs and the Company Costs shall equal fifty percent (50%) of the Regulatory Approval Costs, and the Exchange Ratio shall be adjusted to the Revised Exchange Ratio.

         (c) In the event the Tentative Share of one party (the "Higher Party") exceeds the Tentative Share of the other party (the "Lower Party") and neither paragraph (b) nor (d) of this Section 6.16 would otherwise apply, then the Higher Party shall elect, by providing written notice of such decision to the Lower Party, to either: (i) accept as its share of the Regulatory Approval Costs an amount equal to the difference between the Regulatory Approval Costs and the greater of (A) the Tentative Share of the Lower Party and (B) the lesser of (X) 50% of the Regulatory Approval Costs and (Y) the Termination Fee (the greater of (A) and
(B) being the Lower Party's Share), and such amount shall constitute the SBC Costs (if the Higher Party is SBC) or the Company Costs (if the Higher Party is the Company), and the Tentative Share of the Lower Party shall constitute the SBC Costs (if the Lower Party is SBC) or the Company Costs (if the Lower Party is the Company); or (ii) subject to any Lower Party Election (as defined below) terminate this Agreement pursuant to the applicable provisions of Section 8.3(b)(vii) or 8.4(v) hereof after providing the Lower Party with ten (10) days prior written notice of its intent to so terminate the Agreement (the "Notice of Proposed Termination") provided, however, that in the event the Higher Party elects to terminate this Agreement as provided for in clause (ii), above, then the Lower Party may, within five (5) days of receipt of notice of the Notice of Proposed Termination, provide written notice to the Higher Party of the election of the Lower Party (the "Lower Party Election") to bear as its share of the Regulatory Approval Costs an amount equal to the difference between the Regulatory Approval Costs and the Tentative Share of the Lower Party, and such amount shall constitute the SBC Costs (if the Lower Party is SBC) or the Company Costs (if the Lower Party is the Company), and the Tentative Share of the Lower Party shall constitute the SBC Costs (if the Higher Party is SBC) or the Company Costs (if the Higher Party is the Company); provided further, however, that the Lower Party Election shall only be available if the Lower Party's Tentative Share is at least 80% of Higher Party's Tentative Share. At the Effective Time, the Exchange Ratio shall be adjusted to the Revised Exchange Ratio.

          (d) In the event the Tentative Share of each of SBC and Company is smaller than fifty percent (50%) of the Regulatory Approval Costs (a "Failure to Agree Event"), then this Agreement shall terminate pursuant to Section 8.1(b).


        6.17.          Control of the Company's
Operations. Nothing contained in this Agreement shall give SBC, directly or indirectly, rights to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.


ARTICLE VII

                         Conditions

          7.1.          Conditions to Each Party's
Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

          (a) Stockholder Approval. This Agreement (including the Exchange Ratio if required to be approved at an additional Stockholders Meeting by Section 6.4 hereof) shall have been duly approved by holders of Company Shares constituting the Company Requisite Vote and have been duly approved by the sole stockholder of Merger Sub, and the issuance of SBC Common Stock pursuant to the Merger shall have been duly approved by the holders of shares of SBC
Common Stock constituting the SBC Requisite Vote;

          (b) NYSE Listing. The shares of SBC Common Stock issuable to the Company stockholders pursuant to this Agreement shall have been authorized for listing on the NYSE upon official notice of issuance.

          (c) Governmental Consents. The waiting period applicable to the consummation of the Merger under the HSR
Act shall have expired or been terminated, the decision and order of the California Public Utilities Commission ("CPUC") authorizing the Merger and making any required determ inations under Section 854(a)-(c) of the California Public Utilities Code, including its determination as to any required allocation of economic benefits, if any, of the Merger, between shareholders and ratepayers, shall have become final, and other than the filing provided for in
Section 1.3, all notices, reports and other filings required to be made prior to the Effective Time by the Company or SBC or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by, the Company or SBC or any of their respective Subsidiaries from, any Governmental Entity (collectively, "Governmental Consents") in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby shall have been made or obtained (as the case may be) upon terms and conditions that are not reasonably likely to have a Material Adverse Effect on SBC or the Company, it being understood that in the event the CPUC were to require by final decision and order that an allocation of economic benefit to ratepayers is required under Section 854(b) of the California Public Utilities
Code, the effect of any such final decision and order shall not be considered to have a Material Adverse Effect on SBC or the Company.

          (d) Litigation. No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement or that is, individually or in the aggregate with all other such Laws, reasonably likely to have a Material Adverse
Effect on SBC or the Company (collectively, an "Order"), and no Governmental Entity shall have instituted any proceeding or threatened to institute any proceeding seeking any such Order.

          (e) S-4. The S-4 Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration
Statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened by the SEC.

          (f) Accountants' Letters. SBC and the Company shall have received the "comfort" letters described in Section
6.5(b). SBC and the Company shall have received letters from their respective independent public accounting firms to the effect that the Merger will qualify for "pooling of interests" accounting treatment.

          (g) Blue Sky Approvals. SBC shall have received all state securities and "blue sky" permits and approvals necessary to consummate the transactions contemplated hereby.

          (h) Allocation of Certain Costs. The determination of SBC and Company Costs as provided in Section 6.16 shall have been completed.

          7.2.          Conditions to Obligations of SBC
and Merger Sub. The obligations of SBC and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by SBC at or prior to the Effective Time of the following conditions:

          (a)       Representations and Warranties.  The
representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representa tions and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and SBC shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and SBC shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

          (c) Consents Under Agreements. The Company shall have obtained the consent or approval of each Person whose consent or approval shall be required in order to consummate the transactions contemplated by this Agreement under any Contract to which the Company or any of its Subsidiaries is a party, except those for which the failure to obtain such consent or approval, individually or in the aggregate, is not reasonably likely to have, a Material Adverse Effect on the Company or is not reasonably likely to materially adversely affect the ability of the Company to consummate the transactions contemplated by this Agreement.

          (d) Tax Opinion. SBC shall have received the opinion of Sullivan & Cromwell, special counsel to SBC, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of SBC, Merger Sub and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code.

         7.3.          Conditions to Obligation of the
Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

          (a)       Representations and Warranties.  The
representations and warranties of SBC and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the Company shall have received a certificate signed on behalf of SBC by an executive officer of SBC to such effect.

          (b) Performance of Obligations of SBC and Merger Sub. Each of SBC and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of SBC and Merger Sub by an executive officer of SBC to such effect.

          (c) Consents Under Agreements. SBC shall have obtained the consent or approval of each Person whose consent or approval shall be required in order to consummate the transactions contemplated by this Agreement under any Contract to which SBC or any of its Subsidiaries is a party, except those for which failure to obtain such consents and approvals, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on SBC or is not reasonably likely to materially adversely affect the ability of SBC to consummate the transactions contemplated by this Agreement.

          (d) Tax Opinion. The Company shall have received the opinion of Pillsbury Madison & Sutro LLP, counsel to the Company, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of SBC, Merger Sub and the Company will be a party to that reorganization within the meaning of
Section 368(b) of the Code.


ARTICLE VIII

                          Termination

          8.1.    Termination by Mutual Consent; Automatic
Termination. (a) This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective
Time, whether before or after the approval by stockholders of the Company and SBC referred to in Section 7.1(a), by mutual written consent of the Company and SBC, by action of their respective boards of directors.

          (b) This Agreement shall be terminated and the Merger shall be abandoned upon the occurrence of a Failure to Agree
Event as provided in Section 6.16(d).

          8.2. Termination by Either SBC or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either SBC or the Company if
(i) the Merger shall not have been consummated by March 31, 1997, whether such date is before or after the date of approval by the stockholders of the Company or SBC; provided, however, that if SBC or the Company determines that additional time is necessary in connection with obtaining a required approval of the CPUC, the Termination Date may be extended by SBC or the Company from time to time by written notice to the other party to a date not beyond December 31, 1997 (the "Termination Date"), (ii) the approval of the Company's stockholders required by Sec tion 7.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof, (iii) the approval of SBC's stockholders as required by Section 7.1(a) shall not have been obtained at a meeting duly convened therefor, or (iv) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appeal able (whether before or after the approval by the stockholders of the Company or SBC); provided, that the right to terminate this Agreement pursuant to clause (i) above shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure of the Merger to be consummated.

          8.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in
Section 7.1(a), by action of the board of directors of the
Company:

          (a) If (i) the Company is not in material breach of any of the terms of this Agreement, (ii) the board of directors of the Company approves entering into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies SBC in writing that the Company wishes to enter into such agreement,
(iii) SBC does not make, within ten business days of receipt of the Company's written notification of its desire to enter into a binding agreement for a Superior Proposal, an offer that the board of directors of the Company believes, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the stockholders of the Company as the Superior Proposal and
(iv) the Company prior to such termination pays to SBC in immediately available funds any fees required to be paid pursuant to Section 8.5. The Company agrees to notify SBC promptly if its wish to enter into a written agreement referred to in its notification shall change at any time after giving such notification.

          (b) If (i) the board of directors of SBC shall have withdrawn or adversely modified its approval or recommendation of this Agreement or failed to reconfirm its recommendation of this Agreement within fifteen business days after a written request by the Company to do so,
(ii) Section 6.2 shall be breached by SBC in any material respect and SBC shall have failed to promptly terminate the activity giving rise to such breach and use best efforts to cure such breach upon notice thereof from the Company or SBC shall breach Section 6.2 by failing to promptly notify the Company as required thereunder, (iii) there has been a material breach by SBC or Merger Sub of any representation, warranty, covenant or agreement (other than Section 6.2) contained in this Agreement that is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to the party committing such breach, (iv) if SBC or any SBC Representatives shall take any of the actions that would be proscribed by
Section 6.2 but for the exception therein allowing certain actions to be taken pursuant to clause (B) or (C) of the proviso thereof; provided, that, the Company shall not have any right to terminate this Agreement pursuant to this
Section 8.3(b)(iv) as a result of the taking of any such action during the first 45 days after the date hereof (the
"45 Day Period") unless the Company exercises its right of termination prior to the later of (x) the end of the 45 Day
Period and (y) 15 business days after the date the Company receives written notice from SBC of the action giving rise to a right of termination, (v) the persons comprising the members of the SBC Board of Directors as of the date hereof
(the "Incumbent Directors") and any additional members of SBC Board of Directors whose election or nomination for election as a director is supported by a majority of the Incumbent Directors (such additional member of SBC Board of
Directors thereafter being an Incumbent Director) shall cease to constitute a majority of the members of the Board of Directors of SBC or any Person or "group" (as defined in Rule 13d-5 under the Securities Exchange Act of 1934) shall own capital stock of SBC with voting power sufficient to cast a majority of the votes entitled to be cast for the election of directors of SBC, (vi) SBC, directly or through any of its Subsidiaries, shall, in any calendar year, enter into an agreement or agreements to spend in excess of $5 billion (valuing any non-cash consideration at its fair market value as of the date of the agreement to make such acquisition) to acquire one or more businesses, whether by merger, consolidation, purchase of property or assets or otherwise, or (vii) pursuant to Section 6.16(c), the Company is the Higher Party and neither paragraph (b) or (d) of
Section 6.16 would otherwise apply and SBC does not make a timely Lower Party Election.

          8.4. Termination by SBC. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the stockholders of SBC referred to in Section 7.1(a), by action of the board of directors of SBC if (i) the board of directors of the Company shall have withdrawn or adversely modified its approval or recommendation of this Agreement or failed to reconfirm its recommendation of this Agreement within fifteen business days after a written request by SBC to do so, (ii) Section 6.2 shall be breached by the Company in any material respect and the Company shall have failed to promptly terminate the activity giving rise to such breach and use best efforts to cure such breach upon notice thereof from SBC or the Company shall breach Section 6.2 by failing to promptly notify SBC as required thereunder, (iii) there has been a material breach by the Company of any representation, warranty, covenant or agreement (other than Section 6.2) contained in this Agreement that is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by SBC to the party committing such breach, (iv) if the Company or any Company Representative shall take any of the actions that would be proscribed by Section 6.2 but for the exception therein allowing certain actions to be taken pursuant to clause (B) or (C) of the proviso thereof; provided, that, SBC shall not have any right to terminate this Agreement pursuant to this
Section 8.4(iv) as a result of the taking of any such action during the 45 Day Period unless SBC exercises its right of termination prior to the later of (x) the end of the 45 Day Period and (y) 15 business days after the date SBC receives written notice from the Company of the action giving rise to a right of termination or (v) pursuant to Section 6.16(c) SBC is the Higher Party and neither paragraph (b) or (d) of
Section 6.16 would otherwise apply and the Company does not make a timely Lower Party Election.

         8.5.    Effect of Termination and Abandonment.
(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement (other than as set forth in Section 9.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal or financial advisors or other representatives); provided, however, no such termination shall relieve any party hereto from any liability for any breach of this Agreement.

          (b) In the event that (i) a bona fide Acquisition Proposal with respect to the Company or any Subsidiary of the Company shall have been made to the Company or any of its Subsidiaries and made known to stockholders generally or has been made directly to stockholders generally or any Person shall have publicly announced an intention (whether or not conditional) to make a bona fide Acquisition Proposal with respect to the Company or any Subsidiary of the Company and such Acquisition Proposal or announced intention shall not have been withdrawn prior to the Stockholders Meeting and thereafter this Agreement is terminated by either SBC or the Company pursuant to Section 8.2(ii), or (ii) this Agreement is terminated (x) by the Company pursuant to
Section 8.3(a) or (y) by SBC pursuant to Section 8.4(i),
(ii), (iv) or (v), then the Company shall promptly, but in no event later than two days after the date of such termination (except as otherwise provided in Section 8.3(a), pay SBC a fee equal to $300 million (the "Termination Fee"), which amount shall be exclusive of any expenses to be paid pursuant to Section 6.11, payable by wire transfer of same day funds; provided, however, that no Termination Fee shall be payable to SBC pursuant to clause (i) of this paragraph
(b) or pursuant to a termination by SBC pursuant to
Section 8.4(iv) as a result of the taking of any action during the 45 Day Period unless and until within 9 months of such termination, the Company or any Subsidiary of the Company enters into any agreement (I) pursuant to which any Person (other than SBC) (an "Acquiring Party") proposes to acquire, by purchase, merger, consolidation, sale, assign ment, lease, transfer or otherwise, thirty percent or more of the voting power of the outstanding securities of the Company or any Significant Subsidiary of the Company or a majority of the assets of the Company or any Significant Subsidiary of the Company, (II) pursuant to which there is proposed to be consummated a merger, consolidation or similar transaction between the Company or any of its Subsidiaries and an Acquiring Party in which shareholders of the Company immediately prior to such merger, consolidation or similar transaction would not (if such transaction were consummated on the date of such agreement) own securities representing at least seventy percent of the outstanding voting power of the surviving entity (or, if applicable, any entity in control of such Acquiring Party) of such merger, consolidation or similar transaction immediately following the consummation thereof or (III) pursuant to which any of the transactions described in (I) or (II) is proposed, assuming that the references to thirty percent and seventy percent were both to fifty percent; provided, further, however, that, no fee shall be payable in the case of (I) and (II) above where the persons comprising the Board of Directors of the Company prior to entering into such agreement are intended to constitute after consummation a majority of the members of the Board of Directors of the Company, in the case of (I) or the surviving entity (or, if applicable, any entity in control of such Acquiring Party) in the case of (II). The Company acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, SBC and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Sec tion 8.5(b), and, in order to obtain such payment, SBC or Merger Sub commences a suit which results in a judgment against the Company for the fee set forth in this para graph (b), the Company shall pay to SBC or Merger Sub its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made. In the event of a termination by SBC pursuant to Section 8.4(iv) as a result of the taking of any action during the 45 Day Period, the Company shall promptly pay upon SBC's request all charges and expenses incurred by SBC and Merger Sub in connection with this Agreement and the transactions contemplated hereby, which payments shall be credited against any Termination Fee that may subsequently become payable.

          (c) In the event that (i) a bona fide Acquisition Proposal with respect to SBC or any Subsidiary of SBC shall have been made to SBC or any of its Subsidiaries and made known to stockholders generally or has been made directly to stockholders generally or any Person shall have publicly announced an intention (whether or not conditional) to make a bona fide Acquisition Proposal with respect to SBC or any Subsidiary of SBC and thereafter this Agreement is term inated by either the Company or SBC pursuant to Sec tion 8.2(iii), or (ii) this Agreement is terminated by the Company pursuant to Section 8.3(b)(i), (ii), (iv), (v), (vi) or (vii), then SBC shall promptly, but in no event later than two days after the date of such termination, pay the Company a fee equal to the Termination Fee, which amount shall be exclusive of any expenses to be paid pursuant to
Section 6.11, payable by wire transfer of same day funds; provided, however, that no Termination Fee shall be payable to the Company pursuant to clause (i) of this paragraph (c) or pursuant to a termination by the Company pursuant to
Section 8.3(iv) as a result of the taking of any action during the 45 Day Period unless and until, within 9 months of such termination, SBC or any Subsidiary of SBC enters into any agreement (I) pursuant to which any Person (other than the Company) (a "SBC Acquiring Party") proposes to acquire, by purchase, merger, consolidation, sale, assignment, lease, transfer or otherwise, thirty percent or more of the voting power of the outstanding securities of SBC or any Significant Subsidiary of SBC or a majority of the assets of SBC or any Significant Subsidiary of SBC, (II) pursuant to which there is proposed to be consummated a merger, consolidation or similar transaction between SBC or any of its Subsidiaries and a SBC Acquiring Party in which shareholders of SBC immediately prior to such merger, consolidation or similar transaction would not (if such transaction were consummated on the date of such agreement) own securities representing at least seventy percent of the outstanding voting power of the surviving entity (or, if applicable, any entity in control of such SBC Acquiring
Party) of such consolidation, merger or similar transaction immediately following the consummation thereof or (III) pursuant to which any of the transactions described in (I) or (II) is proposed, assuming that the references to thirty percent and seventy percent were both to fifty percent; provided, further, however, that except that, no fee shall be payable in the case of (I) and (II) above where the persons comprising the Board of Directors of SBC prior to entering into such agreement are intended to constitute after consummation a majority of the members of the Board of Directors of SBC, in the case of (I) or the surviving entity (or, if applicable, any entity in control of such Acquiring Party) in the case of (II). SBC acknowledges that the agreements contained in this Section 8.5(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement; accordingly, if SBC fails to promptly pay the amount due pursuant to this Section 8.5(c), and, in order to obtain such payment, the Company commences a suit which results in a judgment against SBC for the fee set forth in this paragraph (c), SBC shall pay to the Company its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made. In the event of a termination by the Company pursuant to
Section 8.3(b)(iv) as a result of the taking of any action during the 45 Day Period SBC shall promptly pay upon the Company's request all charges and expenses incurred by the Company in connection with this Agreement and the trans actions contemplated hereby, which payments shall be credited against any Termination Fee that may subsequently become payable.


ARTICLE IX

              Miscellaneous and General

          9.1. Survival. This Article IX and the agree ments of the Company, SBC and Merger Sub contained in Sections 6.10 (Benefits), 6.11 (Expenses) and 6.12 (Indemnification; Directors' and Officers' Insurance) shall survive the consummation of the Merger. This Article IX and the agreements of the Company, SBC and Merger Sub contained in Section 6.11 (Expenses), Section 6.15 (Confidentiality) and Section 8.5 (Effect of Termination and Abandonment) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

          9.2. Modification or Amendment. Subject to the provisions of the applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

        9.3. Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

       9.4.     Counterparts.  This Agreement may be
executed in any number of counterparts, each such counter part being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

       9.5.     GOVERNING LAW AND VENUE; WAIVER OF JURY
TRIAL. (a)   THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND
IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF CALIFORNIA WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF, EXCEPT THAT NEVADA LAW SHALL APPLY TO THE EXTENT REQUIRED IN CONNECTION WITH THE EFFECTUATION OF THE MERGER. The parties hereby irrevocably submit to the jurisdiction of the Federal courts of the United States of America located in the States of California and Texas solely in respect of the interpreta tion and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Federal court. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

          (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY
TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE
EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY
WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT
OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY
OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS
WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

          9.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

          if to SBC or Merger Sub

          SBC Communications Inc.
          175 E. Houston
          San Antonio, Texas 78205-2233
          Attention:  Chairman and
                      Chief Executive Officer
          Fax:  (210) 351-2298

          with copies to:
          SBC Communications Inc.
          175 E. Houston
          San Antonio, Texas 78205-2233
          Attention:  Senior Executive Vice President
                      and General Counsel
          Fax:  (210) 351-2298

          Benjamin F. Stapleton, Esq.
          Sullivan & Cromwell
          125 Broad Street
          New York, NY  10004
          Fax:  (212) 558-3588

          if to the Company

          Pacific Telesis Group
          130 Kearny Street
          San Francisco, California 94108
          Attention:  President and
                      Chief Executive Officer
          Fax:  (415) 362-2913

          with copies to:
          Pacific Telesis Group
          130 Kearny Street
          San Francisco, California 94108
          Attention:  Executive Vice President,
                      General Counsel, External Affairs
                      and Secretary
          Fax:  (415)362-2913

          James M. Canty, Esq.
          Pillsbury Madison & Sutro LLP
          235 Montgomery Street
          San Francisco, California  94104
          Fax:  (415) 983-1200

          or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

          9.7. Entire Agreement. This Agreement (includ ing any exhibits hereto), the Company Disclosure Letter and the SBC Disclosure Letter constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.
EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER SBC AND MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER'S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

         9.8. No Third Party Beneficiaries. Except as provided in Section 6.12 (Indemnification; Directors' and
Officers' Insurance), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

         9.9. Obligations of SBC and of the Company. Whenever this Agreement requires a Subsidiary of SBC to take any action, such requirement shall be deemed to include an undertaking on the part of SBC to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such require ment shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

        9.10. Severability. The provisions of this Agree ment shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

          9.11. Interpretation. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

          9.12. Certain Costs. Within five (5) days after the date upon which the conditions set forth in Section 7.1(c) have been satisfied or waived (or such earlier date as the parties may otherwise agree) (the "Estimate Date"), SBC and Company shall determine the present value as of the Estimate Date in the manner hereinafter set forth of the net costs, fees and expenses and other financial effects which have been or are to be incurred or sustained by the Company, the Surviving Corporation or any Subsidiary thereof in connection with or as a result of state Governmental Consents (the "Regulatory Approval Costs"). Such present value shall be calculated on an after-tax basis using an assumed combined tax rate of forty-one percent (41%), a discount rate of ten percent (10%) and a term equal to the period over which such amounts are likely to be incurred or sustained (but in all events the parties hereto agree that the term, for purposes of such calculation, shall not exceed
5.6 years after the Estimate Date unless the use of such term would materially distort the economic impact to the parties). If SBC and the Company do not for any reason agree on the present value of the Regulatory Approval Costs within ten (10) days of the Estimate Date, then each of SBC and Company shall select a nationally recognized public accounting firm, other than a firm then employed as an auditor of either SBC or Company (each, an "Independent Accounting Firm") within ten (10) days after the Estimate Date and such accounting firms shall jointly select within five (5) additional days a third similarly qualified public accounting firm (the "Third Firm"), and each such accounting firm shall be instructed to provide, within ten (10) days after the selection of the Third Firm (or such later date as the parties may mutually agree) (the "Determination Date"), written notice of each such accounting firm's estimate of the present value of the Regulatory Approval Costs (each of the amounts so determined by the Independent Accounting Firms, an "Estimated Cost Amount," and the amount so determined by the Third Firm, the "Third Firm Estimate") simultaneously to each of SBC and Company. If the Third
Firm Estimate is less than the amount of the smaller Estimated Cost Amount, or larger than the amount of the higher Estimated Cost Amount, then the Regulatory Approval Costs shall be the Estimated Cost Amount closest to the Third Firm Estimate. If the Third Firm Estimate is less than the amount of the higher Estimated Cost Amount and larger than the amount of the smaller Estimated Cost Amount, then the Regulatory Approval Costs shall equal the average of the Third Party Estimate and the Estimated Cost Amount closest to the Third Party Estimate. Each party will bear the fees, costs and expenses of the Independent Accounting Firm selected by such party and shall jointly bear the fees, costs and expenses of the Third Firm.

          9.13.    Certain Defined Terms.  For purposes of
this Agreement, the following capitalized terms shall have the following meanings:

          "Company Costs" means the Company's share of the Regulatory Approval Costs, as determined pursuant to Section
6.16 hereof.

          "Company Value" means $53.875 multiplied by 0.733 (equitably adjusted for any event effecting SBC Common Stock or Company Shares of the type referred to in Section 4.4 hereof, occurring after the date hereof and up to and including the Estimate Date) multiplied by the number of outstanding Company Shares as of the Estimate Date (the "Company Share Number").

          "Exchange Ratio" means 0.733 of a share of SBC
Common Stock (or, in the event of an adjustment pursuant to Section 6.16 hereof, the Revised Exchange Ratio).

          "Revised Company Value" means Company Value less
Company Costs.

          "Revised Exchange Ratio" means (i)(A) the Revised
Ratio divided by (B) 1.000 minus the Revised Ratio, multiplied by (ii) the SBC Share Number divided by the Company Share Number.

          "Revised Ratio" means (i) the Revised Company
Value divided by (ii) the sum of the Revised SBC Value and the Revised Company Value.

          "Revised SBC Value" means SBC Value less SBC
Costs.

          "SBC Costs" means SBC's share of the Regulatory
Approval Costs, as determined pursuant to Section 6.16 hereof.

          "SBC Value" means $53.875 (equitably adjusted for any event affecting SBC Common Stock of the type referred to in Section 4.4 hereof, occurring after the date hereof and up to and including the Estimate Date) multiplied by the number of outstanding shares of SBC Common Stock as of the Estimate Date (the "SBC Share Number").

          9.14. Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that SBC may designate, by written notice to the Company, another wholly-owned direct or indirect Subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation.

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.


                              PACIFIC TELESIS GROUP


                              By: /s/ P. J. Quigley
                                  Name: P. J. Quigley
                                  Title:


                              SBC COMMUNICATIONS INC.



                              By: /s/ Edward E. Whitacre, Jr.
                                  Name:Edward E. Whitacre, Jr.
                                  Title:


                              SBC COMMUNICATIONS (NV) INC.



                              By: /s/ Edward E. Whitacre, Jr.
                                  Name: Edward E. Whitacre, Jr.
                                  Title: